Exhibit 99.1

Contact:

Beci Brenton

beci.brenton@hii-co.com

(202) 264-7143

Photo Release — Huntington Ingalls Industries Announces the election of Kari

Wilkinson as Ingalls Shipbuilding President as Brian Cuccias Plans for

Retirement

NEWPORT NEWS, Va. (Mar. 5, 2021)— Huntington Ingalls Industries (NYSE: HII) announced today that its Board of Directors has elected Kari Wilkinson to serve as executive vice president of HII and president of HII’s Ingalls Shipbuilding division, effective April 1. She will succeed Brian Cuccias, who announced that he will retire April 1.

Cuccias was named Ingalls Shipbuilding president in 2014 and is responsible for all programs and operations at the shipyard in Pascagoula, Mississippi. His career began in 1979 when he joined Litton Data Systems as a financial analyst on several Navy programs. Prior to becoming president of Ingalls, Cuccias held various positions of increasing responsibility at the division including vice president, amphibious ship programs and vice president, program management.

“Under Brian’s leadership, Ingalls Shipbuilding optimized production, improved performance and continued meeting or exceeding customer commitments through many significant and unforeseen challenges,” said HII Executive Vice President and COO Chris Kastner. “His shipbuilding expertise brought immeasurable value, and his contributions to this business have positioned Ingalls for lasting success.”

Photos accompanying this release are available at: https://newsroom.huntingtoningalls.com/releases/wilkinson-cuccias-ingalls.

Kari Wilkinson, who will report to Kastner, currently serves as Ingalls’ vice president, program management.

“Kari is a respected leader with an impressive 25-year record of success managing programs and overseeing major shipbuilding initiatives at Ingalls,” Kastner said. “Her focus on operational excellence, exemplary leadership skills and ability to build effective customer relationships well positions her for this new role, and I look forward to working with her to continue the Ingalls Shipbuilding legacy of success.”

Wilkinson began her career with Ingalls as an associate naval architect in 1996. Since that time, she has supported major shipbuilding production events and milestones from positions in Engineering, has worked closely with Business Development on requirements and preliminary ship designs for both domestic and international customers, and also coordinated the prioritization of equipment and processes in Operations during the Hurricane Katrina recovery effort.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Wilkinson transitioned into Program Management in 2007 as a ship program manager for the San Antonio-class LPD program, assuming the position of vice president, program management in 2016. In this current role, she has profit and loss responsibility for all elements of program execution and serves as the principal liaison to the Navy and Coast Guard for all platforms in the Ingalls portfolio.

Originally from Jenison, Michigan, Wilkinson earned a bachelor of science in naval architecture and marine engineering from the University of Michigan, and an MBA from Temple University.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, and nuclear and environmental services. Headquartered in Newport News, Virginia, HII employs more than 42,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

•	HII on YouTube: www.youtube.com/huntingtoningalls

•	HII on Instagram: instagram.com/huntingtoningalls

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media